Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292464

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated January 7, 2026)

VSee Health, Inc.

3,000,000 Shares of Common Stock

Up to 1,300,000 Shares of Common Stock Issuable Upon Exercise of the Series B Convertible Preferred Stock

Up to 19,672,130 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 9,836,065 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated January 7, 2026 (the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling stockholders named in the Prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”) from time to time of up to an aggregate of 33,808,195 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of: (i) 3,000,000 shares of Common Stock (the “Manatt Shares”) held by Manatt, Phelps & Phillips, LLP, (ii) up to 1,300,000 shares of Common Stock (the “Series B Shares”) issuable upon conversion of 2,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share and a stated value equal to $1,000 per share (subject to increase pursuant to the terms thereof) (the “Series B Preferred Stock”), held by Manatt, (iii) 9,836,065 shares of Common Stock (the “Armistice Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants held by Armistice, exercisable for $0.0001 per share (the “Armistice Pre-Funded Warrants”) and (iv) 19,672,130 shares of Common Stock (the “Armistice Warrant Shares” and together with the Series B Preferred Stock, the Manatt Shares, the Series B Shares and the Armistice Pre-Funded Warrant Shares, the “Securities”) issuable upon exercise of common warrants (the “Armistice Warrants”) held by Armistice. The Armistice Warrants and Armistice Pre-Funded Warrants were issued in connection with a private placement transaction that closed on December 1, 2025 (the “Armistice Private Placement”). The Manatt Shares and the Series B Preferred Stock were issued in connection with a private placement transaction that closed on December 9, 2025 (the “Manatt Private Placement” and together with the Armistice Private Placement, the “Private Placements”)). For additional information regarding the issuances of the Armistice Pre-Funded Warrants, Armistice Warrants, the Series B Preferred Stock, the Manatt Shares and the Private Placements, see the section titled “Issuance of Securities to the Selling Stockholders” in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and public warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VSEE” and “VSEEW,” respectively. The last reported sale price of our Common Stock on Nasdaq on June 9, 2026 was $0.1570 per share and the last reported sale price of our public warrant on Nasdaq was $0.0584 per public warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2026 (May 31, 2026)

VSEE HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41015	86-2970927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 N Federal Hwy #304 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 672-7068

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VSEE	The Nasdaq Stock Market LLC
Warrants, which entitles the holder to purchase one (1) share of common stock at a price of $11.50 per whole share	VSEEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2026, VSee Health, Inc., a Delaware corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Milton Chen, the Company’s co-Chief Executive Officer and Chairman of the Board and the Chief Executive Officer of VSee Lab, Inc., a Delaware Corporation and wholly-owned subsidiary of the Company (“VSee Lab”). Pursuant to the Purchase Agreement, Mr. Chen agreed to purchase, and the Company agreed to sell to Mr. Chen, on the May 31, 2026 (the “Closing Date”), all of the equity securities of VSee Lab (the “VSee Lab Stock”), free and clear of all liens and encumbrances. Under the Purchase Agreement, Mr. Chen is solely responsible for causing the Company to satisfy any and all indebtedness and other liabilities of VSee Lab that are not paid as of the closing contemplated by the Purchase Agreement (the “Closing”) and the Company will have no obligation with respect thereto. Notwithstanding, the Company will retain, pay, perform and discharge and remain solely responsible for, any and all liabilities, obligations or commitments of VSee Lab or relating to the ownership or operation of VSee Lab related to any period, event, circumstance or condition occurring prior to the Closing Date, including any liabilities relating to taxes for any and all taxes attributable to any taxable period ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes, but does not end, on the Closing Date, other than sales and use taxes accrued at the company level, which will remain an obligation of VSee Lab, regardless of the time period of when such obligation were incurred and except to the extent expressly assumed by Mr. Chen pursuant to the Purchase Agreement.

In consideration for the VSee Lab Stock and the mutual release of liability set forth in the Purchase Agreement, Mr. Chen has agreed to transfer to the Company all of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company that he currently owns, or 2,870,069 shares of Common Stock. In connection with the execution of the Purchase Agreement, Mr. Chen resigned as co-Chief Executive Officer and chairman of the board of directors of the Company, effective as of the Closing Date.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.01.

Filed as Exhibit 99.1 to this Current Report on Form 8-K is the unaudited pro forma condensed consolidated balance sheet of the Company as of March 31, 2026 and the unaudited pro forma condensed consolidated statements of operations of the Company for the three months ended March 31, 2026, and the year ended December 31, 2025, in each case giving effect to the transaction described under Item 1.01 of this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02.

The Common Stock to be issued in the connection with the Purchase Agreement will be issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, because the offer and sale of such securities does not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements were met. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy the shares of Common Stock or any other securities of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 5.02.

Mr. Chen’s resignation was not because of any disagreement between Mr. Chen and the Company on any matter relating to the Company’s operations, policies or practices. Concurrently with Mr. Chen’s resignation, Dr. Imoigele Aisiku, the Company’s co-Chief Executive Officer, was appointed as the sole Chief Executive Officer and the chairman of the board of directors of the Company, effective immediately.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated May 31, 2026, by and between VSee Health, Inc. and Milton Chen.
99.1	Unaudited pro forma condensed consolidated balance sheet of VSee Health Inc. as of March 31, 2026, and the unaudited pro forma condensed consolidated statements of operations of VSee Health Inc. for the three months ended March 31, 2026, and the year ended December 31, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2026	VSEE HEALTH, INC.

	By:	/s/ Imoigele Aisiku
	Name:	Imoigele Aisiku
	Title:	Chief Executive Officer

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